Exhibit 10.5

ROANOKE ELECTRIC STEEL CORPORATION

2005 STOCK INCENTIVE PLAN

OUTSIDE DIRECTOR

RESTRICTED STOCK

AGREEMENT

AWARDED TO	ANNUAL GRANT DATE	NUMBER OF SHARES OF RESTRICTED STOCK

	January 28, 2005	1,500

Pursuant to Section 13 of the Company’s 2005 Stock Incentive Plan (the “Plan”), you (the “Participant”) have been awarded one thousand five hundred (1,500) shares of restricted stock (the “Restricted Stock”). The Restricted Stock granted to you under this Restricted Stock Agreement (the “Agreement”) is subject to the restrictions and conditions set forth below.

1.	Issuance of Restricted Stock. The Company shall, as soon as administratively feasible after execution of this Agreement by the Participant, direct the Company’s transfer agent for Company Stock to make a book entry record showing ownership for the Restricted Stock in the name of the Participant, subject to the terms and conditions of the Plan and this Agreement. As a condition to receipt of this Award, the Participant hereby authorizes the Company to issue such instructions to the transfer agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement and the Plan, including their provisions regarding forfeiture.

2.	Restrictions. The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the first anniversary of Annual Grant Date, (the “Vesting Date”). If the Participant ceases to be an Outside Director prior to the Vesting Date, the Restricted Stock shall be forfeited. Notwithstanding the foregoing, if the Participant dies while serving as an Outside Director but prior to the Vesting Date, the Restricted Stock shall become nonforfeitable and fully transferable.

3.	Shareholder Rights. Subject to the restrictions imposed by this Agreement and the Plan, the Participant shall have, with respect to the Restricted Stock covered by this Agreement, all of the rights of a shareholder of the Company, including the right to vote the Restricted Stock and the right to receive any cash dividends payable with respect to the Restricted Stock.

4.	Change in Control. In the event of a Change in Control, the restrictions applicable to Restricted Stock shall lapse and the Restricted Stock shall become nonforfeitable and fully transferable on the date of the Change in Control.

5.	Delivery of Shares. As soon as practicable following the date on which the Restricted Stock becomes non-forfeitable and fully transferable pursuant to this Agreement, the Company will issue appropriate instructions to that effect to the transfer agent for Company Stock.

6.	Adjustment in the Event of Change in Stock. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code of 1986 (the “Code”)) or any partial or complete liquidation of the Company, the number of shares of Restricted Stock shall be equitably adjusted by the Committee as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

7.	Other Restrictions.

(a)	The Restricted Stock shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Company Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the grant of Restricted Stock shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)	The Participant acknowledges that the Participant is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Participant is on the Company’s insider list, the Participant shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including the Restricted Stock, and may be prohibited from selling such shares other than during an open trading window. The Participant further acknowledges that, in its discretion, the Company may prohibit the Participant from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

8.	Taxes and Withholding. If applicable, no later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to the Restricted Stock, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Paragraph 8.

9.	Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:	If to the Company:

Roanoke Electric Steel Corporation
PO Box 13948
Roanoke, VA 24038
Attention: General Counsel/Corporate Secretary
Facsimile: (540) 983-7284

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10.	Terms of the Plan Shall Govern. The Award is made pursuant to and is subject to the Plan. In the case of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise indicated, all capitalized terms contained in this Agreement shall have the meaning assigned to them in the Plan.

11.	Effect of Agreement. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and the term “Company” shall include any successor company.

12.	Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the Commonwealth of Virginia. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock is subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

13.	Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.	Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

15.	Amendment. Except as otherwise provided in Section 16 of the Plan, this Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.	Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17.	Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

18.	No Right to Continued Service. Neither the Plan nor this Agreement confers upon you any right to continue in service as an Outside Director of the Company. This Agreement does not guarantee your continued service as an Outside Director during the period in which it is in effect

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed, as of the Annual Grant Date shown above.

ROANOKE ELECTRIC STEEL CORPORATION

By:

I hereby acknowledge receipt of this Agreement, a copy of the 2005 Stock Incentive Plan and a copy of the Plan’s prospectus.

Signature:		Date:
«Name»